Exhibit (h)(8)

SCHEDULE A

as last revised June 8, 2016

to the

SECOND AMENDED AND RESTATED EXPENSE LIMITATIONS AGREEMENT

dated November 21, 2011

between

ADVISORSHARES TRUST

AND ADVISORSHARES INVESTMENTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit

WCM/BNY Mellon Focused Growth ADR ETF	1.25%
Peritus High Yield ETF	1.35%
Morgan Creek Global Tactical ETF	1.25%
Ranger Equity Bear ETF	1.85%
Madrona Domestic ETF	1.25%
Madrona International ETF	1.25%
Madrona Global Bond ETF	0.95%
Meidell Tactical Advantage ETF	1.35%
TrimTabs Float Shrink ETF	0.99%
STAR Global Buy-Write ETF	1.85%
QAM Equity Hedge ETF	1.50%
EquityPro ETF	1.25%
Newfleet Multi-Sector Income ETF	0.75%
Gartman Gold/Yen ETF	0.65%
Gartman Gold/Euro ETF	0.65%
Sage Core Reserves ETF	0.35%
Treesdale Rising Rates ETF	1.25%
YieldPro ETF	1.25%
Market Adaptive Unconstrained Income ETF	0.99%
Athena High Dividend ETF	0.99%
Pacific Asset Enhanced Floating Rate ETF	1.10%
Cornerstone Small Cap ETF	0.90%
KIM Korea Equity ETF	0.99%

New funds and/or revised operating expense limits appear in bold;

fund name changes appear in italics.